Exhibit 99.1

May 1, 2026

Exodus Reports Preliminary First Quarter 2026 Results
First Quarter 2026 Revenue of $22.7 million
Exodus Pay launches in all 50 states in April 2026

OMAHA, Neb., May 1, 2026 (GLOBE NEWSWIRE) – Exodus Movement, Inc. (NYSE American: EXOD) ("Exodus"), a leading self-custodial cryptocurrency platform, today announced its preliminary unaudited results for the first quarter ended March 31, 2026.

These results are based on currently available information, are subject to the completion of the Company’s financial closing procedures and quarterly review, and may change materially.

Exodus continues to execute on its long-term strategy of expanding beyond its core exchange business, with a focus on building a more comprehensive financial platform rooted in self-custody. During the quarter and subsequent period, the Company advanced key initiatives designed to diversify revenue streams and reduce reliance on market-driven trading activity, including the April 2026 launch of Exodus Pay across all 50 U.S. states and various global markets

“We spent a decade building a wallet that millions of people trust with their crypto,” said JP Richardson, Co-Founder and CEO of Exodus. “Now, we are creating the last financial app you will ever need, letting anyone pay with digital dollars, Bitcoin, and other borderless digital assets without ever leaving self-custody.”

Selected Financial Highlights (Preliminary)

•Revenue of approximately $22.7 million for the first quarter of 2026, compared to $36.0 million in the first quarter of 2025
•Net loss on digital assets of approximately $36.4 million during the quarter, primarily reflecting market-driven price movements

B2B Infrastructure and Revenue Drivers

B2B swap partners generated exchange revenue representing 15% of the quarterly total revenue. XO Swap’s share of exchange volume has grown steadily since launch, reflecting demand for best-execution routing across liquidity sources.

Exhibit 99.1

First Quarter Operational and Other Financial Highlights

•Exchange provider processed volume - $1.18 billion in Q1 2026, down 22% from Q4 2025. Bitcoin, Tether (TRX Network), Tether (ETH Network), ETH, and USDC (ETH Network) were the top assets traded in Q1 2026, at 29%, 14%, 11%, 9%, and 7% of volume, respectively.
•Exodus monthly active users - 1.5 million as of March 31, 2026, unchanged from 1.5 million as of December 31, 2025.
•Exodus quarterly funded users - 1.4 million at end of Q1 2026, down 18% from 1.7 million as of December 31, 2025.
•Digital assets, cash, and cash equivalents - $122.6 million, including 628 units of Bitcoin valued at $42.8 million, 1,861 units of Ether valued at $3.9 million, and $74.4 million in cash and cash equivalents and stablecoins as of March 31, 2026.
•Full-time equivalent team members - approximately 220 as of March 31 2026 up 5 from December 31, 2025.
•Customer response time - average response time of less than 60 minutes in Q1.

Market and Strategic Positioning

During the first quarter, the Company continued to operate in a challenging digital asset market environment, with lower trading activity levels impacting revenue. In response, Exodus remains focused on strengthening the resilience of its business model by expanding into adjacent products and services that are less dependent on market volatility.

The Company believes that its strong balance sheet and planned acquisitions position it to succeed through market cycles, including strategic initiatives such as the acquisition of Monavate and the continued rollout of Exodus Pay.

“While market conditions impacted activity levels during the quarter, we are focused on building a more durable and diversified platform,” said James Gernetzke, Chief Financial Officer of Exodus. “We believe our product expansion and capital position enable us to continue executing on our long-term strategy regardless of near-term market conditions.”

Investor Contact
investors@exodus.com

Media Contact
Aubrey Strobel/Elena Nisonoff
exodus@halcyonpr.xyz

Exhibit 99.1
Disclosure Information
Exodus may use its website and the following social media outlets as distribution channels of material nonpublic information about the Company. Financial and other important information regarding the Company is routinely accessible through and posted on the following: exodus.com/investors and exodus.com/blog, and social media platforms including X, Facebook, LinkedIn, and YouTube.

Information Regarding Preliminary Results

The Company’s results for the quarter ended March 31, 2026 are preliminary and subject to the completion of the Company’s financial closing procedures and review. Accordingly, the Company’s actual results may differ materially from the selected preliminary financial and operating metrics presented herein.

These preliminary results have been prepared by management based on currently available information and are subject to change as the Company completes its financial closing procedures and its independent registered public accounting firm completes its review. These preliminary results should not be viewed as a substitute for the Company’s full financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), and undue reliance should not be placed on them.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "should," "intend," "believe," "expect," "likely," "believes," "views," "estimates," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, our preliminary financial information, including digital asset holdings, exchange provider processed volumes and our fiscal quarter end results, management statements regarding management’s confidence in our products, services, business trajectory and plans, including the acquisition of Monavate, and expectations regarding demand for our products, and our ability to deliver higher transaction volumes. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Such factors include those set forth in “Item 1. Business” and “Item 1A. Risk Factors” of Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2026, as well as in our other reports filed with the SEC from time to time. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.